Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Michael Rohleder, President
405.254.5838

GMX RESOURCES INC.   Announces Effective Date of Plan of Reorganization

Oklahoma City, Oklahoma, Monday, February 3, 2014. GMX RESOURCES INC., (OTC Markets: GMXRQ) (“GMXR” or the “Company”) is an oil and gas exploration and production Company with assets in the Williston Basin, Denver Julesburg (“DJ”) Basin and East Texas Basin.

As previously reported, on April 1, 2013, the Company filed a voluntary petition (In re: GMX Resources Inc., Debtor, Case No. 13-11456) for reorganization under chapter 11 of title 11 of the U.S. Code (the “Bankruptcy Code”) in the Bankruptcy Court for the Western District of Oklahoma (the “Bankruptcy Court”). Two of the Company’s subsidiaries, Diamond Blue Drilling Co. and Endeavor Pipeline Inc. (collectively with the Company, the "Debtors"), also filed related petitions with the Bankruptcy Court (Case Nos. 13-11457 and 13-11458, respectively). The Company’s petition and its subsidiaries’ petitions are referred to herein collectively as the “Bankruptcy Case.”

Chapter 11 Plan of Reorganization Effective Date

The Company announces today (the “Effective Date”) that its confirmed Plan of Reorganization (the “Plan”) has become effective. The Plan, which was confirmed by a Bankruptcy Court order dated January 22, 2014, reorganizes the Debtors into privately held entities that will not be listed on any national securities exchange. The Company expects to formally terminate the registration of its securities with the Securities and Exchange Commission early this week.

The reorganization of the Debtors’ capital structure under the Plan reduces the total amount of outstanding indebtedness by approximately $505,000,000 under four separate indentures. Secured claims under the senior-most indenture, allowed by the Bankruptcy Court in the amount of $338,000,000 have been exchanged for equity interests in Thunderbird Resources Equity Inc. (“Reorganized GMXR”) and/or Thunderbird Resources LP (“New GMXR”). All priority non-tax claims have been paid off today or will be paid as soon as reasonably practical. General unsecured creditors received a pro rata share of (1) interests in a creditor trust created as of the Effective Date; and (2) $1.5 million in cash. At the option of the Debtors (with certain required consents), intercompany claims were either reinstated or eliminated, in full or in part. As of the Effective Date, all rights and interests of holders of the Company’s common and preferred stock have been terminated. Finally, equity interests in the debtor subsidiaries are now held directly by Reorganized GMXR for the benefit of the holders of Reorganized GMXR common stock.

The formation of New GMXR and Reorganized GMXR are both effective as of today. In connection with the Plan, the Company has contributed all of its assets to New GMXR free and clear of all liens and encumbrances. Additional restructuring transactions set forth in the Plan and any additional transactions determined to be necessary to an effective reorganization have been completed as of the Effective Date. Equity interests in Reorganized GMXR and New GMXR are subject to certain transfer and other restrictions pursuant to a Shareholders’ Agreement and Agreement of Limited Partnership that became effective today, as well as the organizational documents of the reorganized entities.

As of the Effective Date, the Company’s debtor-in-possession credit facility has been converted into a new exit credit facility. All cash consideration necessary for the Debtors to make payments on today’s Effective Date transactions have been obtained from cash on hand under the new exit credit facility. Pursuant to the terms of the credit agreement governing the exit facility, the reorganized entities may borrow from the new exit credit facility to support their post-bankruptcy financing needs.

GMXR is an exploration and production company. The company is currently developing its Bakken and Three Forks oil shale resources located in the Williston Basin, North Dakota. GMXR’s large natural gas resources are located in the East Texas Basin, primarily in the Haynesville/Bossier gas shale and the Cotton Valley Sand Formation; where the majority of GMXR’s acreage is contiguous, with infrastructure in place and substantially all held by production.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that GMXR expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include management’s expectations and desire to address GMXR’s financial challenges, preserve the value of assets and address important issues in an orderly way. These statements are based on certain assumptions and analysis made by GMXR in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for GMXR's properties. In the event that the risks discussed above and disclosed in GMXR’s public filings cause results to differ materially from those expressed in GMXR’s forward-looking statements, GMXR’s business, financial condition, results of operations or liquidity, and the interests of creditors, equity holders and other constituents, could be materially adversely affected. GMXR undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to GMXR's reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q.